Exhibit 10.3

AMENDED AND RESTATED AQUAMER, INC.
PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (the "Agreement"), effective as of March 31, 2006 (the "Effective Date"), is entered into by and between Partners in Biomaterials, Inc., a California corporation, with principal offices at 466 West Arrow Highway, Suite H, San Dimas, California, 91773 ("Partners in Biomaterials") and Aquamer, Inc., a Delaware corporation, with principal offices at 237 Cedar Hill Street, Ste 4, Marlborough, MA 01752.  Aquamer, Inc. and Partners in Biomaterials either individually or in the collective may be hereinafter referred to as a "Party" or the "Parties."

WHEREAS, Partners in Biomaterials is the sole and exclusive owner of certain intellectual property rights, including patent rights in chemical compounds relating to a polymer hydrogel formulation based on a copolymer of three chemicals; i) polyvinylpyrrolidinone (PVP), ii) a derivative of PVP, and iii) an acrylic for the use in dermatological applications; and

WHEREAS, Aquamer, Inc.  desires to continue and expand its licenses from Partners in Biomaterials relating to such device in the fields of dermatology, urology, and gastroenterology,  including patent rights therefore, and Partners in Biomaterials desires to continue and expand such licenses to Aquamer, Inc., on the terms and conditions herein; and

WHEREAS, the Parties have entered into a Patent License Agreement as of October 14, 1999, as amended on  March 6, 2002, all of which the Parties desire to replace and supercede in their entirety with this Agreement; and

NOW, THEREFORE, Partners in Biomaterials and Aquamer, Inc.  agree as follows:

1.    DEFINITIONS

1.1      "Affiliate" means any corporation or other entity, which directly controls or is controlled by Aquamer, Inc.  For the purpose of this Agreement, "control" shall mean the direct ownership of at least 50% of the outstanding voting shares or other voting rights of the subject entity to elect directors.

1.2      "Licensed Product" means any product or material distributed solely for use in the field of dermatology for application in the epidermis, dermis, or subcutaneous fatty tissue, urology, and gastroenterology the manufacture, use or sale of which by an unlicensed third party would constitute an infringement of a Valid Claim if such claim is or were to be included in an issued patent.

1.3      "Net Sales" means the gross revenues actually received by Aquamer, Inc. and its Affiliates and Sublicensees from sales of Licensed Products, less (i) normal and customary rebates, and cash and trade discounts, (ii) sales, use, value added, excise and other taxes, tariffs or duties actually paid, (iii) insurance costs and outbound transportation charges prepaid or allowed,. (iv) import and/or export duties actually paid, and (v) amounts allowed or credited due to returns.

1.4        "Patent Rights" means all rights in U.S. patents 5,116,371 and 5,713,960 owned by Partners in Biomaterials and all divisions, continuations, continuations-in-part, and substitutions thereof, all foreign patent applications corresponding to these patents; and all U.S. and foreign patents issuing on any of the preceding, including extensions, reissues, and re-examinations.

1.5 "Valid Claim" means (i) a claim in a patent application within the Patent Rights, or (ii)a claim in an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. GRANTS

2.1      License/Grant. Partners in Biomaterials hereby grants to Aquamer, Inc. an exclusive, world wide, royalty-bearing license of the Patent Rights, with the right to grant and authorize sublicenses, to develop, make, have made, use, sell and otherwise distribute and exploit the Licensed Products.

2.2      No Implied Licenses. Nothing herein shall be construed as granting Aquamer, Inc., by implication, estoppel or otherwise, any license or other right under any patent or other intellectual property right of Partners in Biomaterials, except for the licenses expressly granted in Section 2.1.

2.3      Ownership. Aquamer, Inc. acknowledges and agrees that Partners in Biomaterials is and shall remain the sole and exclusive owner of the Patent Rights and that Aquamer, Inc. acquires no rights in or to any of the foregoing, other than the license rights specifically granted in Section 2.1.

3. ROYALTIES AND OTHER CONSIDERATION

3.1      Royalties. In consideration of the license granted to Aquamer, Inc., Aquamer, Inc. shall pay to Partners in Biomaterials a royalty equal to Five percent (5%) of Net Sales of any Licensed Products manufactured or sold by Aquamer, Inc., its Affiliates, or its sublicensees.

3.2      Prior to selling any Licensed Product in combination with another product whose use and sale are not covered by a Valid Claim, Aquamer, Inc. shall notify Partners in Biomaterials and the parties shall discuss the proposed sale of such a combination product. In the event that a Licensed Product is sold in combination as a single product with another product whose sale and use are not covered by a Valid Claim in the country for which the combination product is sold, Net Sales from such sales for purposes of calculating the amounts due under Section 3.1 above shall be calculated by multiplying the Net Sales of that combination by the fraction A/(A + B), where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the other product sold separately. In the event that no such separate sales are made by Aquamer, Inc., Net Sales for royalty determination shall be as reasonably allocated by Aquamer, Inc. between such Licensed Product and such other product, based upon their relative direct cost.

3.3      When all Valid Claims have expired, Aquamer, Inc., in consideration of the confidential information and know-how of Partners in Biomaterials shall pay to Partners in Biomaterials a royalty equal to two percent (2%) of Net Sales of any Licensed Products manufactured or sold by Aquamer, Inc., its affiliates or its sublicensees.  This payment shall then replace the Royalty is section 3.1 of this agreement.

3.4      Royalty Term. Royalties due under this Article 3 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire Valid Claim covering such Licensed Product in such country.

3.5     Aquamer, Inc. further agrees to issue to Partners in Biomaterials 100,000 of  shares of common stock in Bellacasa Productions, Inc. within sixty (60) days of signing this agreement.

4. PAYMENTS

4.1      Payments. Aquamer, Inc. agrees to pay all royalties due hereunder to Partners in Biomaterials within sixty (60) days after the last day of the calendar quarter in which they accrue.

4.2      Currency: Foreign Payments. All royalty payments due hereunder shall be paid in United States dollars. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars reported by the Bank of America (or its successor) on the last business day of the calendar quarter to which such royalty payments related.

4.3      Any income or other tax that must be withheld by applicable law on behalf of Partners in Biomaterials with respect to the royalties owed pursuant to this Agreement shall be deducted by Aquamer, Inc. from the royalties prior to remittance. Upon request by Partners in Biomaterials, Aquamer, Inc. shall furnish to Partners in Biomaterials evidence of any such taxes withheld.

4.4      Payments more than thirty (30) days overdue will be subject to a service charge of one percent (1%) per month or the maximum allowable by law, whichever is less.

5. REPORTS AND RECORDS

5.1      Royalty Reports. Aquamer, Inc. shall deliver to Partners in Biomaterials, within thirty (30) days after the end of each calendar quarter in which Licensed Products are sold, a report setting forth in reasonable detail the calculation of the royalties payable to Partners in Biomaterials for such calendar quarter, including the Licensed Products sold in each country, the Net Sales thereof  by Aquamer, Inc., its Affiliates, and its licensees and taxes withheld pursuant to paragraph 4.3. Such reports shall be Aquamer, Inc. Confidential Information pursuant to Article 7 herein.

5.2      Inspection of Books and Records. Aquamer, Inc. and its sublicensees shall maintain accurate books and records which enable the calculation of royalties payable hereunder to be verified. Aquamer, Inc. and its sublicensees shall retain the books and records for each quarterly period for three (3) years after the submission of the corresponding report under Section 5.1 hereof. Upon thirty (30) days prior notice to Aquamer, Inc., independent certified public accountants selected by Partners in Biomaterials may have access to Aquamer, Inc.’s, its Affiliates’, and its sublicensees’ books and records to conduct a review or audit once per calendar year during the term of the Agreement, at Partners in Biomaterials’ expense, for the sole purpose of verifying the accuracy of Aquamer, Inc.’s payments and compliance with this Agreement. The accounting firm shall report to Partners in Biomaterials only whether there has been a royalty underpayment and, if so, the amount thereof. If Aquamer, Inc. has underpaid Partners in Biomaterials by more than five percent (5%) in any year, then the expense of such review or audit shall be borne by Aquamer, Inc. Such access shall be permitted during Aquamer, Inc.’s normal business hours during the term of this Agreement and for two (2) years after the expiration or termination of this Agreement.

6. DILIGENCE

6.1      Aquamer, Inc. agrees to use reasonable efforts to diligently develop and commercialize the Patent Rights, consistent with its prudent business judgment; provided, however, Partners in Biomaterials may terminate this Agreement if Aquamer, Inc., its  and Affiliates and sublicensees have not invoiced aggregate gross sales of at least Five Million Dollars ($5,000,000) of Licensed Products in the period from the date of approval to market the Licensed Products in the U.S. until the third anniversary of such date, or in any subsequent period of three (3) consecutive years.  Aquamer, Inc. shall notify Partners in Biomaterials within thirty (30) days after the first commercial sale of any Licensed Product.

6.2      Pursuant to to Section 3.10 of the Amended and Restated Aquamer, Inc. Product Supply Agreement, Aquamer, Inc. further agrees to purchase from Partners in Biomaterials Fifty Thousand Dollars ($50,000) worth of Licensed Products in each calendar year.

7. CONFIDENTIALITY

7.1      General. Partners in Biomaterials and Aquamer, Inc. shall each hold in confidence and not disclose to any third party during the term of this Agreement and for a period of five (5) years thereafter, unless authorized in advance in writing any product, technical, manufacturing, process, marketing, financial, business or other intonation, ideas, or know-how delivered by the other party and identified in writing as confidential or oral information disclosed by one party to another pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and within thirty (30) days after its oral disclosure is reduced to a written summary by the disclosing party, which summary is marked in a manner to indicate its confidential nature and delivered to the receiving party (collectively "Confidential Information").

7.2      Each party agrees that it will not use any Confidential Information received from the other except for the purposes of this Agreement.

7.3      Each party shall immediately advise the disclosing party of any disclosure, loss or use of Confidential Information in violation of this Agreement.

7.4      Protection of Confidential Information. Each party shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, use or removal of such Confidential Information and shall not disclose Confidential Information received from the disclosing party to any third party except its Affiliates and sublicensees, and then only as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own proprietary information to prevent the disclosure of Confidential Information.

7.5      Public Disclosures. Each party shall provide to the other party copies of any proposed publication or abstract reporting on the Patent Rights prior to submission of such documents. Proposed publications shall be supplied at least sixty (60) days in advance of submission to a journal, editor or other third party, and proposed abstracts at least thirty (30) days prior to such submission in either case unless such submission is not reasonably practicable and disclosure is required by law or regulation, in which case, as soon as reasonably possible.  In addition, the topic and contents of any proposed oral disclosures regarding the Patent Rights which will be made to third persons by either party shall be disclosed in writing to the other party at least thirty days prior to any proposed oral presentation. The other party shall have thirty (30) days after receipt of such proposed publications and disclosures to review them. At either party’s request, the other party will delay submitting abstracts or manuscripts or making public presentations for up to thirty (30) days to allow for the filing of patent applications. Each party agrees that it will honor the other party’s reasonable requests to remove or modify the Confidential Information included in any such proposed public disclosure.

7.6      Exceptions. Notwithstanding the above, Confidential Information shall not include information which: (i) was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain through no fault of the receiving party; (ii) was known to the receiving party at the time of disclosure, as shown by written records; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without the use of or reliance on any Confidential Information, as shown by written records prepared contemporaneously with such independent development; (v) becomes known to the receiving party from a third party without any obligation of confidentiality to the disclosing party; (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide reasonable advance notice thereof to enable the owner to seek a protective order or otherwise prevent such disclosure; or (vii) is disclosed to attorneys, accountants or other advisors to such Party, or banks, or another financing source (or their advisors) or in connection with a merger, acquisition or securities offering, subject to a non-disclosure agreement.

8. REPRESENTATIONS AND WARRANTIES

8.1      Partners in Biomaterials. Partners in Biomaterials represents and warrants that:

(i) it is the sole and exclusive owner of all right title and interest in the Patent Rights in the field of dermatology, urology and gastroenterology; (ii) such Patent Rights are free and clear of any lien, encumbrance, security interest and restriction on license; (iii) Partners in Biomaterials will not grant during the term of this Agreement, and has not granted which is still in effect, any right, license or interest in and to the Patent Rights, or any portion thereof, in the fields of dermatology, urology,  and, gastroenterology inconsistent with the license granted to Aquamer, Inc. herein; (iv) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Patent Rights in the fields of dermatology, urology, and  gastroenterology, (v) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of California; (vi) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Partners in Biomaterials; and (vii) Partners in Biomaterials is not aware of any third party whose products or activities may infringe on any of the Patent Rights.

8.2      Aquamer, Inc. Aquamer, Inc. represents and warrants that: (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware (ii) the execution, delivery and performance of this Agreement  has been duly authorized by all necessary corporate action on the part of Aquamer, Inc.; and (iii) it is financially capable and will diligently pursue bringing Licensed Products to market during the term of this Agreement.

8.3      Each signator to this Agreement personally warrants that he or she is authorized by his or her respective party to execute this Agreement.

8.4      Partners in Biomaterials makes no warranties whatsoever that the Licensed Products can be safely and effectively used in any particular application.

8.5      Effect of Representations and Warranties. It is understood that if the representations and warranties made by a party under this Article 8 are not true and accurate, and the other party incurs damages, liabilities, costs or other expenses as a result of such falsity, the party making such representations and warranties shall indemnify and hold the other party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result of such falsity (including, without limitation, reasonable attorney’s fees and expenses).

9. PATENT PROSECUTION AND ENFORCEMENT

9.1      Prosecution. Each party shall have the sole right to control the filing, prosecution, and maintenance of its own patents.

9.2      Reimbursement of Patent Expenses. During the term of the Agreement, each party shall be responsible for costs and expenses incurred in the filing, prosecution, and maintenance of the patents owned by that party.  In the event that Aquamer, Inc. requests additional U.S. or  the international filing of a patent owned by Partners In Biomaterials, Aquamer, Inc. agrees to pay the costs and expenses incurred.

9.3      Enforcement. If either party hereto becomes aware that any Patent Rights in the   in the fields of dermatology, urology, and gastroenterology are being or have been infringed by any third party, or become involved in a declaratory judgment action, interference or opposition, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. Aquamer, Inc. shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an "Action") with respect to such Action, including any declaratory judgment action, at its expense, using counsel of its choice. Partners in Biomaterials shall have the right to participate in any such Action, at its own expense, using counsel of its choice. Any amounts recovered from third parties in any such Action shall be used first to reimburse Partners in Biomaterials and Aquamer, Inc. for their costs associated with such Action (including attorneys’ and expert fees) and any remainder treated as Net Sales hereunder. The Parties shall cooperate reasonably with each other in connection with any such Action.

10. ARBITRATION

If a dispute arises between the parties relating to the interpretation or performances of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.  Such meeting shall occur within twenty (20) days of a party requesting such meeting.  Partners in Biomaterials and Aquamer, Inc. agree that any dispute or controversy between the parties hereto arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach thereof, shall be finally settled by binding arbitration in Los Angeles, California, United States of America, under the then-current Licensing Agreement Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The rules of discovery determined by the arbitrator shall apply thereto. The parties agree that judgment upon the decision and/or award rendered by the decision may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys’ fees and expert fees.

11.  TERM AND TERMINATION

11.1      Term. This Agreement shall remain in perpetuity or until this Agreement is otherwise terminated as provided by this Agreement.

11.2      Termination for Cause. If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately.

11.3      Termination for Insolvency. Either party may terminate this Agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition or the benefit of creditors, if that petition or proceeding is not dismissed within sixty (60) days after filing.

11.4      Permissive Termination. Aquamer, Inc. may terminate this Agreement with respect to any country or any Patent Right with thirty (30) days written notice to Partners in Biomaterials.

11.5      Licenses. Upon any expiration or termination of this Agreement, all rights and licenses granted to Aquamer, Inc. hereunder shall terminate, and, each party shall return to the other all documents in its possession, or in the possession of its Affiliates or sublicensees, embodying, evidencing, or derived from Confidential Information of the other party.

11.6     Accrued Rights. Termination of this Agreement shall not release either party from any obligation theretofore accrued.

11.7      Survival. Articles 4, 5, 7, 8, 10 and 12 (except 12.3) of this Agreement shall survive termination of this Agreement for any reason.

12. MISCELLANEOUS

12.1      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.2      The relationship of Partners in Biomaterials and Aquamer, Inc. established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Aquamer, Inc. and Partners in Biomaterials. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

12.3      Further Cooperation. The parties agree to discuss the development of further improvements to the Patent Rights  in the fields of dermatology, urology,  and gastroenterology and cooperate to pursue agreed improvements thereto, including adaptation of the Licensed Product subject to the terms of such further agreement as the parties may enter.

12.4      Assignment. The parties agree that their rights and obligations under this Agreement may not be delegated, transferred or assigned to a third party without prior written consent of the other party hereto. Notwithstanding the foregoing, either party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and accrue to the benefit of the successors, heirs and permitted assigns of the parties hereto.

12.5      LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

12.6      Right to Develop Independently. Nothing in this Agreement will impair either party’s right to independently acquire, license, develop for itself, or have others develop for it, similar technology performing similar functions as the Patent Rights or to market and distribute products based on such other technology.

12.7      Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (such as DHL) at the address of each party below, or to such other address as either party may substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

If to Partners in Biomaterials:        466 West Arrow
                                                   Suite H
                                                   San Dimas, California, 91773

If to Aquamer, Inc.:                     Aquamer, Inc., Inc.
                                                   237 Cedar Hill Street, Ste 4
                                                   Marlborough, MA 01752
                                                   Att: President

12.8      Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective investors and to such party’s accountants, attorneys and other professional advisors.

12.9      Force Majeure. Neither party will be responsible to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, earthquake, fire, acts of government, wars, riots, strikes, accidents in transportation, or other causes beyond its reasonable control.

12.10    Compliance with Laws. Each party shall perform this Agreement in compliance with all applicable federal, national, state and local laws, rules and regulations and shall indemnify the other party and its customers for loss or damage sustained because of such party’s noncompliance with any such law, rule or regulation. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

12.11    Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

12.12    Modification: Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

12.13    Entire Agreement. The parties hereto acknowledge that this Agreement and its Exhibits set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

12.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, Partners in Biomaterials and Aquamer, Inc. have executed this Agreement by their respective duly authorized representatives.

AQUAMER, INC.                                                       PARTNERS IN BIOMATERIALS, INC

By:             /s/ Edwin A. Reilly                                                By:       /s/ Robert Ainpour

Print Name:  Edwin A. Reilly                                                  Print Name:  Robert Ainpour

Title:   President                                                                      By:       /s/ James Christensen

                                                                                              Print Name:  James Christensen